                                                                   Exhibit 10.4

                                           ***Text Omitted and Filed Separately
                                   with the Securities and Exchange Commission.
                                               Confidential Treatment Requested
                                          Under 17 C.F.R. Sections 200.80(b)(4)
                                                                 and 240.24b-2.

                                                                 EXECUTION COPY

                    VERENIUM TRANSITION SERVICES AGREEMENT

   This VERENIUM TRANSITION SERVICES AGREEMENT (this "Agreement") is made and entered into as of September 2, 2010 (the "Effective Date"), by and between VERENIUM CORPORATION, a Delaware corporation ("Provider"), and BP BIOFUELS NORTH AMERICA LLC, a Delaware limited liability company (the "Company"). Capitalized terms used in this Agreement have the meanings given to them in the Purchase Agreement (as defined below) unless otherwise defined herein. Provider and the Company are each a "Party" and are collectively the "Parties."

                                   RECITALS

   WHEREAS, the Company and Provider are parties to that certain Asset Purchase Agreement dated as of July 14, 2010 (the "Purchase Agreement"), pursuant to which, among other things, Provider will sell to the Company, and the Company will purchase from Provider, all of Provider's right, title and interest in and to the assets used in or that are necessary for the operation of the LC Business, as described in greater detail in the Purchase Agreement;

   WHEREAS, from and after the Effective Date, Verenium Biofuels Corporation will be a wholly-owned subsidiary of Purchaser (such subsidiary as of the Effective Date, the "BP Biofuels Subsidiary," and collectively with Verenium Biofuels Louisiana LLC as of the Effective Date, the "BP Biofuels
Subsidiaries");

   WHEREAS, from and after the Effective Date, the Company will be a tenant of the premises leased pursuant to the San Diego Building A Lease, as amended (such premises, "Building A");

   WHEREAS, from and after the Effective Date, Provider will be a tenant of the premises leased pursuant to the San Diego Building B Lease, as amended (such premises, "Building B," and together with Building A, the "San Diego Premises");

   WHEREAS, from and after the Effective Date, Provider will sublease certain premises in Building A (such premises, the "Verenium Sublet Premises") to the Company pursuant to the Sublease Agreement (as defined in the Purchase Agreement); and

   WHEREAS, in order to facilitate an orderly transition and to provide for the operation of the LC Business while the Company occupies the Verenium Sublet Premises, the Parties desire that Provider provide the services described in this Agreement during the time periods specified herein, on the terms and conditions set forth herein.

                                   AGREEMENT

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

   1. Services; Work Capacity.

      (a) Services. Subject to the terms and conditions hereof, Provider shall provide, or shall cause to be provided, to the Company the services (individually, a "Service," and collectively, the "Services") described on the service schedules attached hereto or described on any additional service schedules entered in accordance with Section 4 hereof (collectively, the "Service Schedules") during the applicable Service Term (as defined below).

      (b) Work Capacity. Provider shall not be obligated to provide any volume or level of Services in excess of, or allocate any employees or employee worktime to the performance of Services in excess of, any maximum Work Capacity requirements specified in the Service Schedules. For purposes of this Agreement, "Work Capacity" means Provider's allocation of its employees' work time to the provision of the Services, measured on a full time equivalent ("FTE") basis, assuming a five-day workweek and eight-hour workday.

   2. Term; Service Terms.

      (a) Agreement Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until the second anniversary of the Effective Date, unless extended by mutual written agreement of the Parties in writing or earlier terminated in accordance with the provisions of Section 5 hereof (as the same may be extended or earlier terminated, the "Agreement Term").

      (b) Service Term. Each Service described in a Service Schedule attached hereto shall commence on the Effective Date and shall continue until the earliest to occur of (i) the expiration or termination of the Agreement Term, (ii) the expiration of the term of such Services as set forth in such Service Schedule, as the same may be renewed in accordance with Section 2(c) if applicable, and (iii) such time as such Service is terminated in accordance with the provisions of Section 5 hereof (individually, a "Service Term," and collectively, the "Service Terms"). This Agreement is a master agreement and each Service Schedule shall be construed as a separate and independent agreement for the performance of the Services described therein, subject to the terms and conditions of this Agreement. Any termination of any Service under a Service Schedule shall not terminate this Agreement or any Service Schedule with respect to any other Service then being provided pursuant to this Agreement.

   3. Fees.

      (a) Service Fees. In consideration for the Services provided to the Company by Provider hereunder, for each Service provided by Provider during the applicable Service Term, the Company shall pay to Provider the fee(s) set forth with respect to such Service on the applicable Service Schedule (individually, a "Service Fee," and collectively, the "Service Fees") and, if applicable, any Affected Service Expense (as defined below). The Company shall be responsible for reimbursing any out-of-pocket travel or accommodation expenses incurred by Provider in the performance of any Service.

      (b) Payment Terms. Within thirty (30) days following the end of each calendar month during the Agreement Term, Provider shall deliver to the Company an invoice setting forth the Service Fees (including a reasonable itemization) incurred for each of the Services provided, or caused to be provided, by Provider to the Company during the prior

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   calendar month (collectively, the "Monthly Amounts"). The Company shall pay
   Provider any undisputed Monthly Amounts reflected in such invoice promptly upon receipt by the Company of the invoice relating thereto, but in no event later than thirty (30) days following the receipt of such invoice. Any amount of any Monthly Amount not paid during such thirty (30) days shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. In the event any Service is provided for part of any month, then the Services Fees payable in respect of such Service shall be pro-rated on a daily basis in respect of such partial month.

      (c) Taxes. Provider will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Provider's performance of Services and receipt of Service Fees to be paid by the Company under this Agreement. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. If any taxes are required to be withheld by the Company, the Company will (i) deduct such taxes from the payment made to Provider, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Provider and certify its receipt by the taxing authority within thirty (30) days following such payment, and (iv) shall provide such assistance as Provider may reasonably require in obtaining any refund of such amounts to which Provider may be entitled, to the extent that such assistance does not cause the Company to incur any liability in respect of the taxes asserted to be due.

      (d) Adverse Impact. Unless otherwise provided for in this Agreement, if the Company (i) makes any change to its processes, procedures, practices, networks, equipment, configurations, or systems and (ii) such change has a material adverse impact on Provider's ability to provide any of the Services, Provider shall be excused from performing any such affected Services until the Company adequately, in Provider's reasonable discretion, mitigates the material adverse impact of such change on the Provider's ability to provide such Services, and the Company shall be responsible for all expenses, if any, incurred by Provider directly as a result of the cessation and, if applicable, the resumption of the affected Service ("Affected Service Expense").

   4. Change Order Requests.

      (a) Written Request. Provider has no obligation to provide to the Company any services under this Agreement other than the Services. Either Party may at any time after the Effective Date, through the Governance Committee and pursuant to Section 4(b) below, propose modifications, changes or deletions to the Services ("Modified Services") or propose that additional services be added as Services ("Additional Services"), which Modified Services or Additional Services shall become Services subject to this Agreement if approved in writing by the Parties pursuant to Section 4(b) below. The Party requesting the Modified Services or Additional Services is referred to herein as the "Requesting Party" and the Party receiving the request is referred to herein as the "Other Party."

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      (b) Process. The Parties agree to use the process set forth in this
   Section 4(b) to approve requests for Modified Services or Additional Services. To request Modified Services or Additional Services, the Requesting Party shall prepare and, through its representatives on the Governance Committee (as defined below), submit a change order request in the form of Annex 1 hereto (a "Change Order Request") to the Governance Committee, pursuant to which the Requesting Party shall (i) in the case of requested Modified Services, attach to the Change Order Request a proposed modified Service Schedule relating to the applicable Services to be modified, or (ii) in the case of Additional Services, attach to the Change Order Request a new proposed Service Schedule for the Additional Services being requested, including, in each case, a description of the proposed functional area, Service Fee, Service Fee basis, Service Term, and estimated requirements for the Modified Services or Additional Services. Following the Governance Committee's receipt of a Change Order Request, the Governance Committee shall in good faith review and approve such Change Order Request within fifteen (15) days of such receipt, with such changes as the Governance Committee deems appropriate. After a Change Order Request is approved by the Governance Committee, the proposed Service Schedule attached thereto shall be attached hereto and become a "Service Schedule" under this Agreement, and the Modified Services or Additional Services covered by such Service Schedule, as the case may be, shall become "Services" under this Agreement as of the date of approval, and in each case shall be subject to the terms and conditions set forth herein.

      (c) Substitution of Provider Designee. If a Service Schedule specifies a designated employee of Provider (or any of its Affiliates) who will provide the Services (such employee, the "Provider Designee"), then only that Provider Designee, to the extent such Provider Designee is still employed by Provider, and no other employee or agent of Provider, shall provide such Services on behalf of Provider unless mutually agreed by the Parties. If a Provider Designee is unable to provide an applicable Service due to such Provider Designee no longer being employed at Provider or as a result of exigent circumstances affecting such Provider Designee, or if circumstances arise in which Provider's continued provision of the Provider Designee's Services would materially adversely affect Provider or the conduct of its business, Provider may identify another designated employee of Provider (or any of its Affiliates) as a replacement Provider Designee through a Change Order Request, and if Governance Committee agrees to such replacement Provider Designee through a mutually agreed Change Order Request, Provider shall continue to perform the applicable Service through the replacement Provider Designee. If Provider is unable to identify any other such employee who has adequate skills to provide the applicable Service, Provider, through its representatives on the Governance Committee, shall so notify the Company in writing, and the Governance Committee shall meet and agree upon a resolution to such situation. If, after such discussion, the Governance Committee determines that Provider is no longer able to provide the applicable Service, Provider or the Company shall each be permitted to terminate such Service.

      (d) Expenses. Unless otherwise mutually agreed to by the Governance Committee, each Party shall bear its own expenses with respect to preparing any requests or responses to Change Order Requests.

   5. Termination.

      (a) Termination of Services and Agreement. Provider's obligation to provide the Services shall terminate on the date provided on the applicable Service Schedule with respect

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   to such Service (each, a "Service Termination Date"). The Company shall have the right to terminate any Service prior to the applicable Service Termination Date upon thirty (30) days prior written notice unless a different termination notice period is specified in the applicable Service Schedule. Termination of this Agreement shall terminate any and all outstanding Service Schedules, but termination of any individual Service shall not constitute a termination of this Agreement or any other Service.
   If all Services shall have been terminated under this provision prior to the expiration of the Agreement Term, this Agreement shall immediately terminate.

      (b) Change of Control. Upon the occurrence of a Change of Control, Provider shall have the right to (i) terminate this Agreement or any Service Schedule hereunder upon ninety (90) days prior notice, provided that during such notice period all Service Fees under this Agreement shall be increased to reflect a pricing of full cost (including overhead) plus ten percent (10%), as reasonably determined by Provider or (ii) to increase the Service Fees hereunder to reflect full cost-plus pricing (including overhead), as reasonably determined by Provider. For the purposes of this Agreement, a "Change of Control" means the acquisition of the Company by a Third Party by means of any transaction or series of related transactions to which the Company is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of the Company immediately prior to such transaction do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity (or of the Company if it is the surviving entity in such transaction), or its direct or indirect parent entity, immediately after such transaction or series of related transactions or (ii) the members of the board of directors of the Company immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the surviving entity (or the Company if it is the surviving entity of such transaction or series of transactions) immediately after such transaction.

      (c) Termination for Default. In the event of a Default (as defined below) by a Party, the non-Defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the Defaulting Party has failed to cure such Default within thirty (30) days of receipt of written notice of such Default. Each of the following events shall be deemed a "Default" under this Agreement:

          (i) The Company shall fail to pay to Provider any undisputed amount of any Monthly Fees within thirty (30) days of receipt of an invoice therefor or shall fail to pay to Provider any amount of any Monthly Fees disputed in good faith by the Company within thirty (30) days after resolution of such dispute;

          (ii) Either Party shall default, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement, other than those expressly addressed in clause (i); or

          (iii) Either Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee that is not discharged within 90 days.

      (d) Accrued Fees and Obligations. Except in the event of termination of this Agreement as a result of a Default by Provider under Sections 5(b)(ii), all accrued and unpaid Monthly Fees shall be due and payable upon termination of this Agreement. Except as expressly provided herein, the expiration or termination of this Agreement or the expiration of or termination of any Service shall not relieve either Party of any obligations or liabilities accruing prior to the date of such termination or expiration.

   6. Relationship of the Parties. In providing the Services, Provider shall at all times be an independent contractor. Nothing contained herein shall be construed, applied or intended to create the relationship between the parties hereto of principal and agent or of employer and employee or of a partnership or joint venture. Provider shall have no authority to act as an agent of the Company for any purpose and shall not enter into any contract, understanding or agreement on behalf of the Company or incur any charge or expense in the name of the Company.

   7. Provider Representatives and Company Representative.

      (a) Provider has appointed a representative(s) (each, a "Provider Representative") in respect of each of the Services under this Agreement as set forth on each of the Service Schedules. If a Service has a specifically identified Provider Designee, the Provider Designee may also be appointed as the Provider Representative for that Service. Provider shall at all times be responsible for giving reasonable directions to each Provider Representative in relation to the provision of the Services to the Company. Provider may replace any Provider Representative at any time upon written notice to the Company. The relevant Provider Representative will manage the day-to-day provision of the applicable Service and be the first point of contact between the Company and Provider in respect of the provision of such Service.

      (b) The Company shall be represented by a nominee (the "Company Representative"), who shall be appointed by the Company to act on behalf of the Company for purposes of this Agreement and may be replaced by the Company at any time upon written notice to Provider.

      (c) The role of the Provider Representative and the Company
   Representative shall be, on behalf of Provider and the Company, respectively, to coordinate the provision of the Services, to discuss and reach agreement on any proposed changes to the Services, and to escalate any disputes arising between the Company and Provider to the Governance Committee.

   8. Cooperation Between the Parties.

      (a) Provider and the Company acknowledge that the success of this Agreement will be greatly affected by the good faith cooperation of each Party. Accordingly, the Parties agree to use commercially reasonable efforts to achieve the stated purposes of this Agreement.

      (b) The Company and Provider will establish a governance committee, equally represented by the Company and Provider (the "Governance Committee"). Resolution of all disagreements and disputes between Company and Provider regarding the obligations and performance of either Party under this Agreement and Service Schedules will first be attempted by the Governance Committee. Decisions of the Governance Committee shall be by unanimous

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   vote, with the representatives of the Company on the Governance Committee collectively having one vote and the representatives of Provider on the Governance Committee collectively having one vote. In the event the Governance Committee is unable to resolve the matter within thirty
   (30) days, then either Party may seek any and all remedies available to such Party under the Purchase Agreement or any applicable Transaction Document and Sections 11.12, 11.13 and 11.14 of the Purchase Agreement shall apply. Any Modified Services or Additional Services shall be reviewed by the Governance Committee and incorporated by reference as part of this Agreement and the Service Schedules through the process set forth in Section 4(b).

      (c) At least once every month and at other times as requested to facilitate a Change Order Request or as determined to be necessary at the request of either Party, the Governance Committee shall meet to discuss and give consideration to desired or necessary changes to the scope, level or type of Services provided hereunder.

      (d) In cases where the Parties need or desire to interact through in-person communications in connection with the Services, such communications, and the timing and location of such communications, shall be coordinated between the applicable Provider Representative and the Company Representative. The Governance Committee may formulate rules and procedures for in-person communications relating to particular Services or categories of Services, in which case the Parties shall comply with such rules and procedures.

   9. Personnel. Provider shall select, employ, supervise and direct all personnel providing the Services hereunder. Provider's employees (or employees of any of its Affiliates), if any, providing Services under this Agreement are recognized as employees solely of Provider (or its Affiliates). The Parties expressly agree that Provider and the Company are not joint or co-employers of the employees providing such Services, and Provider shall provide and be solely responsible for all salary, employment and other benefits and liabilities relating to the employment, in each case, of persons who perform the Services hereunder, including without limitation the provision of workers compensation and disability insurance for such persons.

   10. Indemnification.

      (a) The Company shall indemnify, defend and hold harmless Provider and its officers, employees, affiliates and agents from and against any losses, damages, injuries or expenses ("Losses") incurred as a result of any claims demands or actions by any independent third party arising out of or related to (i) the Company's breach of this Agreement or the Company's gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) the Company's use of Permitted Access to access Provider's Accessed Premises, except in each case of clause (i) and (ii) to the extent such Losses arise from Provider's breach of this Agreement or Provider's gross negligence or willful misconduct.

      (b) Provider shall indemnify, defend and hold harmless the Company and its officers, employees, affiliates and agents from and against any Losses incurred as a result of any claims demands or actions by any independent third party arising out of or related to (i) Provider's breach of this Agreement or Provider's gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) Provider's use of Permitted Access to access the Company's Accessed Premises, except in each case of clause (i) and (ii) to the extent

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   such Losses arise from the Company's breach of this Agreement or the
   Company's gross negligence or willful misconduct.

      (c) NO PARTY SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST REVENUES AND LOSS OF BUSINESS), WHETHER FORESEEABLE OR NOT, WHETHER OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER. Claims for indemnification under this Section 10 shall not be considered incidental, consequential, indirect or special damages hereunder.

   11. Limitation of Liability. The maximum aggregate liability of Provider to the Company arising in relation to this Agreement in respect of the provision or non-provision of Services, whether for breach of contract, tort (including negligence), breach of statute or otherwise and whether arising out of any single act, omission, event or circumstance or series of acts, omissions, events or circumstances occurring, shall in no circumstances exceed the total amount paid for Services by the Company to Provider under this Agreement.

   12. Performance. The Services shall be performed by Provider for the Company in a timely, competent and workmanlike manner and quality that are substantially consistent with Provider's performance of such activities in its business in the ordinary course. The Parties further acknowledge and agree that Provider shall not be responsible for and is not guaranteeing the achievement of any results from the performance of the Services hereunder. Provider's performance of the Services shall not be subject to any performance criteria or performance targets unless such criteria or targets are specifically set forth in the Service Schedules.

   13. Notices. All notices to be provided under this Agreement shall be made in writing and shall be effective when delivered personally to the recipient, transmitted by facsimile machine or electronic mail, with confirmation of delivery retained, or one (1) business day after deposit for overnight delivery, fees prepaid, with a nationally recognized overnight courier service, or if mailed, five (5) business days after the date of mailing, to the addresses of the Parties as set forth below:

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
        If to Provider:     Verenium Corporation
                            55 Cambridge Parkway
                            Cambridge, MA 02142
                            Attention: Chief Financial Officer
                            Fax: (617) 674-5353

        If to the Company:  BP Biofuels North America LLC
                            Attention: Director of Business Development
                            150 West Warrenville Road
                            Naperville, IL 60563
                            Fax: (630) 836-5855

   14. Governing Law. This Agreement shall be construed in accordance with, and governed by, the law of the State of New York, without giving effect to its conflict-of-laws provisions.

   15. Assignment; Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations under this Agreement to any of its affiliates without the other Party's consent. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 15 will be null and void.

   16. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege operate as a waiver hereof.

   17. Amendments. No change, amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.

   18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective as to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforcement of such provision in any other jurisdiction.

   19. Headings. The section headings used in this Agreement are included for convenience of reference only and in no way should be used to construe or interpret this Agreement.

   20. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument. Additionally, the Parties acknowledge and agree that signatures to this Agreement provided by facsimile or email in .pdf format shall be recognized as original signatures.

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

   21. Confidentiality.

      (a) "Confidential Information" means any and all information, data and technology disclosed and/or provided by any Party hereto or any of its affiliates, as applicable (each a "disclosing party"), to the other Party hereto or any of its affiliates (each a "receiving party"), including, without limitation, any and all methods and/or materials used in the business of the disclosing party or one of its affiliates, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, methods, materials and compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding anything to the contrary contained herein, all Work Product and Inventions shall be the Confidential Information of the Company.

      (b) Requirements. During the Agreement Term and for ten (10) years thereafter, the receiving party shall hold all Confidential Information of the disclosing party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (i) as reasonably necessary to carry out its responsibilities under this Agreement; (ii) as otherwise allowed under this Agreement; or (iii) with written consent of the disclosing party. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its affiliates' employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party.

      (c) Exceptions. The obligations set forth in Section 21(b) shall not apply to any portion of Confidential Information which the receiving party can prove by competent evidence:

          (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party or its affiliates in breach of this Agreement, generally known or available;

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          (ii) is known by the receiving party or its affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the receiving party or its affiliates by the disclosing party;

          (iii) is furnished to the receiving party by a third party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

          (iv) was independently developed by the receiving party or its affiliates without reference to information provided by the disclosing party, as evidenced by clear documentation.

      (d) Permitted Disclosures. The receiving party and its affiliates are expressly authorized to disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

          (i) exercising the rights and performing the obligations of the receiving party under this Agreement;

          (ii) prosecuting or defending litigation as permitted by this Agreement;

          (iii) complying with applicable laws and regulations;

          (iv) disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

          (v) disclosure to employees, agents, consultants and independent contractors of the receiving party and its affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 21 prior to any such disclosure; or

          (vi) disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the receiving party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

   In the event the receiving party or any of its affiliates are required to make a disclosure of the Confidential Information of the disclosing party pursuant to Section 21(d)(ii) or 21(d)(iii), it will, except where impracticable, provide the disclosing party at least sufficient prior written notice of any such disclosure so that the disclosing party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the receiving party and its affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the disclosing party, including, without limitation, by cooperating with the disclosing party to obtain a protective order or other appropriate remedy.

      (e) Notice of Non-Permitted Disclosure. If the receiving party becomes aware of any unauthorized use or disclosure of the Confidential Information of the disclosing party, the receiving party shall promptly notify the disclosing party in writing.

      (f) Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use or transfer of its Confidential Information to any third party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 21. In addition to all other remedies, the disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 21.

   22. Intellectual Property and Work Product.

      (a) Work Product. All personal property that is embodied in any tangible form and that is created or provided by Provider for the Company in performance of the Services (such personal property is referred to as "Work Product") shall be owned by the Company. If requested by the Company, appropriate portions (such as, but not limited to, designs, drawings, plans, specifications, prints, and reports) of such Work Product will be furnished in electronic format. Work Product may be in the form of a work of authorship, a process diagram, a drawing, a blueprint, a model, a specification, a design, a report, a manuscript, a document, a manual, a chart, a photograph, a database, a computer program, a design for an apparatus or process or system, working notes, a plan, or a model. Provider will periodically furnish Work Product to the Company and at least one tangible copy of such Work Product, or any part thereof, upon request by the Company, and at least one (1) tangible copy of the Work Product upon completion of the Services.

      (b) Inventions. All inventions, improvements and discoveries made, developed, or conceived by Provider in connection with the Services performed hereunder shall be promptly and fully disclosed to the Company in writing by Provider (such inventions, improvements and discoveries are referred to as "Inventions"). All Inventions shall be owned the Company with unencumbered title thereto.

      (c) Assignment to Effect Ownership. Provider hereby assigns to the Company any and all rights Provider has or may acquire in Work Product and Inventions and intellectual property rights therein, or if assignment is not permitted by law, waives such rights or grants to the Company an exclusive, fully paid, perpetual irrevocable, worldwide license under such rights in Work Product and Inventions and intellectual property rights therein for any and all purposes. Provider agrees to execute any assignment or other documents reasonably necessary to convey to the Company any right, title or other interest to Work Product and Inventions and intellectual property rights therein as necessary to effect the ownership of Work Product and Inventions and intellectual property rights therein by the Company, and, at the request of the Company, Provider shall execute all applications for United States and foreign Letters Patent and any papers relating thereto which the Company or its nominee deems reasonably necessary or proper. The Company or its nominee shall have sole responsibility for the preparation, filing and prosecution of all such applications for Letters Patent and will bear all costs and expenses in connection therewith. However, the Company shall have no obligation hereunder to file any patent application, secure any patent or maintain any patent in force.

      (d) The Company and Provider agree that any new discoveries or inventions covered by a pending patent application or a provisional patent application or otherwise invented or discovered under this Agreement by Provider and obligated to be assigned to the Company pursuant to this Section 22(d) shall be considered to be part of a joint research agreement in the context of 35 USC (S)103(c). Further, such invention or discovery shall be considered to be owned by, subject to an obligation of assignment to, or otherwise considered to be commonly owned by the same person at the time of the applicable application for patent was made, and was assigned to the assignee in accordance with the obligations set forth in 37 CFR 3.11, so as to in all respects meet the obligations set forth in and not serve as a "prior art" basis for rejection based on anticipation pursuant to 35 U.S.C. (S)(S) 102(e), (f), or (g). In addition, each Party hereby agrees to cooperate, as reasonably necessary, and provide such applicable documentation as requested by the other Party as such Party determines is reasonably necessary to comply with this Section 22(d) and otherwise avoid rejection based on anticipation pursuant to 35 U.S.C. (S)(S) 102(e), (f), or (g).

   23. Access to Premises.

      (a) The performance and receipt of Services hereunder shall not entitle a Party or its personnel or agents to access the premises, facilities, equipment or systems of the other Party except as specifically set forth under a Service Schedule or as specifically authorized by a Receiving Party Representative (such specified permitted access, "Permitted Access"). The foregoing sentence does not limit either Party's right to access the Shared Space (as defined in the Sublease Agreement) under and in accordance with the Sublease Agreement. All Permitted Access shall be subject to the requirements set forth in this Section 23 and the applicable Service Schedule. For purposes of this Agreement, "Accessing Party" means the Party using Permitted Access to access the Receiving Party's Accessed Premises; "Receiving Party" means the Party whose Accessed Premises are being accessed by the Accessing Party; "Accessed Premises" means a Receiving Party's premises, facilities, equipment, supplies or systems that are accessed by the Accessing Party; "Receiving Party Representative" means the Provider Representative (if Provider is the Receiving Party) or the Company Representative (if the Company is the Receiving Party), as applicable; and "BP Premises" means the San Diego Premises other than the Verenium Sublet Premises.

      (b) All Permitted Access shall be subject to the following requirements, in addition to the requirements specified in the applicable Service
   Schedules: (i) the Accessing Party shall provide the Receiving Party's Representative reasonable advance notice each time the Accessing Party plans to access or use its Permitted Access, with such notice including details regarding the personnel or agents of the Accessing Party who will be accessing the Accessed Premises and the timing and nature of such personnel's or agents' intended activities on the Accessed Premises;
   (ii) the Accessing Party's personnel and agents shall comply with all reasonable scheduling decisions, rules, policies and procedures established by the Receiving Party Representative in connection with the Accessing Party's exercise of the Permitted Access; (iii) the Accessing Party and its personnel and agents shall not perform any activities or work on the Accessed Premises except as specified in the applicable Service Schedule and such activities and work shall be subject to the scheduling decisions, rules, policies or procedures established by the Receiving Party Representative; and (iv) the Receiving Party Representative and any designee thereof shall have the right to oversee all uses of Permitted Access by the Accessing Party and its personnel or agents and to prevent or cease any particular use of Permitted Access if the Receiving Party Representative or such designee determines that the Accessing Party has violated any access requirements set forth in this
   Section 23 or the applicable Service Schedule.

      (c) Each time the Accessing Party uses Permitted Access to the Accessed Premises, the Accessing Party shall comply with the Receiving Party's written security policies, procedures and requirements made available by the Receiving Party, and will not tamper with, compromise, or circumvent any security or audit measures employed by the Receiving Party. The Accessing Party shall not allow its personnel or agents to have access to the Accessed Premises except as expressly permitted under this Section 23 and shall prevent unauthorized use, destruction, alteration or loss in connection with such unauthorized access.

      (d) The Parties agree that if the Accessing Party accesses or uses Permitted Access to the Accessed Premises, the Accessing Party shall assume all responsibility and liability, and the Receiving Party shall not assume any responsibility or liability, for any Losses (including any Losses incurred or caused by an employee or agent of the Accessing Party) arising out of the Accessing Party's use of such Permitted Access.

      (e) In cases where the Company stores in, locates on or brings onto the Verenium Sublet Premises any equipment, machinery, materials, supplies or other items in connection with the performance of the Services, the Parties agree that (i) Provider assumes no responsibility for or liability in respect of any damage caused to such items other than damage caused solely by Provider's gross negligence or willful misconduct, (ii) Provider shall have no obligation to maintain or repair such items, (iii) Provider shall not be a bailor with respect to such items, (iv) Provider shall not use any such items for any purpose other than performance of the Services, (v) the Company may request at any time authorization for Permitted Access to remove any such items, which authorization shall not be unreasonably withheld or delayed, and (vi) upon expiration or termination of the applicable Services, Provider may require the Company to remove such items from the Verenium Sublet Premises promptly.

   24. Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Service Schedules attached hereto, the provisions of the Service Schedules attached hereto and thereto shall control with respect to the rights and obligations of the Parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and any other Transaction Document, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Services.

   25. Insurance. At all times during the Agreement Term and for a period of one year thereafter, Provider shall maintain sufficient insurance coverage to enable it to meet its obligations under this Agreement and by law. Without limiting the generality of the foregoing, Verenium will maintain (and shall cause each of its Affiliates responsible for performing the Services to maintain) at its sole cost and expense at least the following insurance:

      (a) Commercial General Liability including (i) bodily injury,
   (ii) property damage, (iii) contractual liability coverage, and
   (iv) personal and advertising injury, in an amount not less than $1,000,000 per occurrence;

      (b) Workers Compensation at statutory limits and Employer's Liability at limits not less than $1,000,000 per occurrence; and

      (c) Professional Liability Insurance covering errors and omissions and wrongful acts in the performance of the Services. Such errors and omissions insurance will include coverage for claims of infringement of the copyrights, trademarks, and patents and misappropriation of trade secrets. Such insurance will bear a combined single limit per occurrence of not less than $2,000,000.

   26. Force Majeure. Neither Party shall be liable for any failure of performance attributable to acts or events (including but not limited to war, acts of terrorism, conditions or events of nature, industry-wide supply shortages, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its control which prevent in whole or in part performance by such Party hereunder.

   27. Survival. The provisions of Section 5(d) (Accrued Fees and Obligations),
Section 6 (Relationship of the Parties), Section 10 (Indemnification),
Section 11 (Limitation of Liability), Section 14 (Governing Law), Section 15 (Assignment; Successors and Assigns), Section 21 (Confidentiality) Section 22 (Intellectual Property and Work Product), Section 25 (Insurance), this
Section 27 (Survival) and Section 28 (Entire Agreement) shall survive termination of this Agreement.

   28. Entire Agreement. This Agreement, together with the Service Schedules and other Transaction Documents, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and such other agreements and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement or such other agreements.

                           [Signature Page Follows]

   IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly and lawfully authorized officers or legal representatives effective as of the date first set forth above.

BP BIOFUELS NORTH AMERICA LLC            VERENIUM CORPORATION

By:                                      By:
        -------------------------------          ------------------------------
Name:   Susan A. Ellerbusch              Name:   Carlos A. Riva
Title:  President                        Title:  President and Chief Executive
                                                 Officer

           [Signature Page - Verenium Transition Services Agreement]

                                  SCHEDULE A

                        San Diego Premises Services

 Provider Representative:                     Name: [...***...]            *
                                              Phone: [...***...]           *
                                              Email: [...***...]           *

 Location of Services:                        San Diego Premises.

 Description of Services:                     Provider     Work Capacity:
                                              Designee:

 Fiber Technology Services.                   [...***...]  [...***...]     *
 Provider shall arrange for the Provider
 Designee to provide consulting services and
 training regarding the methodology of fiber
 characterization and solids analysis.

 Service Termination Date: December 31, 2010

 Robotic Services.                            [...***...]  [...***...]     *
 Provider shall arrange for the Provider
 Designee to provide consulting services and
 training regarding robotics operation and
 maintenance.

 Service Termination Date: August 31, 2011

 Regulatory Consulting Services.              [...***...]  [...***...]     *
 Provider shall arrange for the Provider
 Designee to provide consulting services and
 training regarding regulatory issues.

 Service Termination Date: August 31, 2012

 Procedures: The Company's requests for services under this Service
 Schedule shall be made in writing (including email) and such requests shall detail the services requested by the Company and the dates and times (during normal business hours) during which the services are requested to be performed. Provider shall use commercially reasonable efforts to accommodate the Company's requests as to the tasks to be performed, the scheduling of the services and the duration of the services. The Provider Representative and the Company Representative shall be responsible for coordinating the details regarding the provision of the requested services. The Company shall be responsible for providing instructions to the Provider Designees regarding the requested services. Access by a Provider Designee to the Company's premises in accordance with the foregoing procedures for purposes of performing the Services set forth in this Service Schedule shall be "Permitted Access" under the Agreement.

                       Service Fee: [...***...]      *

                                  SCHEDULE B

                  General Finance & Tax Services

Provider Representative:      [...***...]                                 *
                              [...***...]                                 *
                              [...***...]                                 *

Location of Services:         San Diego, Cambridge and Jennings
                              Premises.

Service Term:                 Earlier of six months or January 31,
                              2011

Description of Services:

General Finance & Tax Services ("GFT Services"):

PeopleSoft/Oracle ERP

Provider shall provide the services necessary to support the PeopleSoft ERP application software and server, in order to provide ERP services, including financial and procurement transaction activity processing. The suite of modules includes:

   1.  Financial Modules:

       a.  AP - Payables

       b.  GL - General Ledger

   2.  Supply Chain Modules:

       a.  PO - Purchasing

   3.  Nvision Reporting

Financial Accounting: Provider shall provide financial accounting services for the BP Biofuels Subsidiaries utilizing Provider's
PeopleSoft ERP in accordance with the following requirements:

   1. any transaction backlog shall not exceed one working day;

   2. any banking transaction requests shall be executed promptly; and

   3. the financial ledgers shall be closed by the second business day after the end of each calendar month subject to materiality thresholds agreed by both parties.

Account Reconciliations and Information: Provider shall provide reconciliations and analyses of the BP Biofuels Subsidiaries' balance sheet and income statement accounts by the third business day after every month end. Provider shall respond within five business working hours (8 a.m. to 5 p.m. local time) to any queries regarding transactions of the BP Biofuels Subsidiaries, their suppliers, tax matters (including data for preparing returns such as for income tax, property tax, sales and use tax, excise tax), and similar services.

Budgeting and Forecasting: Provider shall provide support services with respect to the creation and maintenance of budgets and forecasts.

Jennings Project and Manufacturing Accounting Services: Provider shall provide consulting and management accounting services in the following categories with respect to the Jennings operations;

   1. Jennings capex reporting;

   2. Jennings manufacturing and processing costs; and

   3. account reconciliations and information requirements.

Procurement/Purchasing:

Provider shall support the following functions related to the Peoplesoft Purchasing Module

..      Set up new vendors in Peoplesoft for BP entities until cut over to
    SAP.

..      Close purchasing activities in PeopleSoft at month end until cut over to SAP.

..      Run receipt accrual reports at month end close until cut over to
    SAP.

..      Provide assistance resolving PeopleSoft PO matching issues until cut over to SAP.

..      Provide PeopleSoft training for BP procurement staff as needed until cut over to SAP.

Tax Return Preparation: Provider shall prepare Louisiana and California
Sales and Use and Property tax returns for the BP Biofuels
Subsidiaries. All such returns shall be submitted to the Company for review and filing no later than 5 business days before the due date of the return. Provider shall arrange for ADP to prepare 2010 Form W-2s and associated filings for the BP Biofuels Subsidiaries, and to provide those returns to the affected employees and file them with the IRS in a timely manner. The Company shall reimburse Provider for a reasonable fee charged by ADP for such payroll filings. Provider shall have no responsibility for preparing Federal or State Income Tax Returns for periods after the Effective Date, but shall provide the information necessary for the preparation of such returns as described under Account Reconciliations and Information.

Support Grant Transfer and Audit Documentation to Company: Provider shall provide services to facilitate the smooth transition of two State of Florida grants from Provider to the Company.

..      Provide all hardcopy and electronic documentation/correspondence and financial records associated with the two State of Florida grants.

..      Complete the 2009 financial audit (currently in progress) by the
    State mandated date of September 30, 2010.

..      Provide the Company with backup documentation sufficient to carry out the 2010 audit.

PeopleSoft ERP Data Maintenance: Provider shall provide help desk and maintenance services with respect to master data such as suppliers, customers, charts of accounts, cost centers, hierarchies for general ledger analysis, fixed assets, project codes, and inventory items.

Records Storage and Access: Provider shall provide records storage and access services both to original documentation and/or electronic access from the San Diego Premises and Jennings Premises.

IT Support: IT support for the PeopleSoft ERP Application shall be provided, Monday through Friday 8:00 a.m. to 5:00 p.m. local time.
Emergency coverage shall be available twenty-four hours a day, seven-days a week by cell phone. Provider shall be responsible for ensuring that the individuals providing such extended coverage shall have at hand during the times of their coverage the necessary equipment and tools to provide remote support services under this Service Schedule from whichever location such services are provided. All such IT support will be performed in same manner and using the same degree of diligence and care as Provider normally uses to provide such IT support for its own similar operations and processing.

Provider shall provide services enabling the transfer of accounting services from Provider to the Company or a designated third-party ERP, as the Company may request from time to time.

Support Cut-Over to Company ERP: Provider shall provide services enabling the transfer of accounting services from Provider to the Company or a designated third-party ERP, as the Company may request from time to time.

           Other: Provider shall maintain a contract with Pitney
           Bowes for a postage meter at the San Diego facility, and shall provide the Company access to use such meter during the term of this Service Schedule.

           Procedures: The Company's requests for services not specifically detailed in this Service Schedule shall be made in writing (including email) and such requests shall detail the services requested by the Company and the dates and times (during normal business hours) during which the services are requested to be performed. Provider shall use commercially reasonable efforts to accommodate the Company's requests as to the tasks to be performed, the scheduling of the services and the duration of the services. The Provider Representative and the Company Representative shall be responsible for coordinating the details regarding the provision of the requested services. The Company shall be responsible for providing instructions to the Provider Designees regarding the requested services.

           Security: Provider shall implement security safeguards to ensure access to all systems, data and information related to the Company and the BP
           Biofuels Subsidiaries residing in Provider's
           PeopleSoft ERP Application shall be limited to employees of the Company, and employees or contractors of the BP Biofuels Subsidiaries and Provider, in each case, who are authorized by the Company to have such access (for clarification, all Provider Designees are authorized by the Company to have such access). All such systems, data and information shall be deemed to be Confidential
           Information within the meaning of Section 21 of this Agreement, and Provider shall ensure that all systems, data and information are kept secure in the same manner, and using the same degree of care and diligence, as Provider normally uses to safeguard its own similar systems, data and information.

           Provider Designees: Provider shall arrange for the
           following FTEs to provide the GFT Services during
           normal weekday business hours: [...***...]
                                                                                                                   *
           Service Fee: [...***...]
                                                                                                                   *
           Monthly Cost Charge: [...***...]                                                                        *

                                  SCHEDULE C

                 Network & SharePoint Services

Provider Representative:  [...***...]                                 *
                          [...***...]
                          [...***...]                                 *

                                                                      *

Service Term:             90 days.

Company's Termination     15 days.
Notice Period:

Location of Services:     San Diego Premises, Jennings
                          Premises and Tampa, Florida offices
                          (the "Service Locations").

Description of Services:  1. Network Services. Provider shall provide the following network
                          services:

                             (a) Provider will cause its
                          network identifications to be
                          maintained for the Company's use
                          after the Effective Date, in order
                          to facilitate access to existing
                          infrastructure and bioinformatics
                          applications.

                             (b) Internet access and shall
                          provide the services necessary to
                          support internet access.

                             (c) Wireless services for the
                          Company's guest users

                             (d) Telephony services and e-mail
                          forwarding services to the Company's
                          employees at the Service Locations,
                          and shall provide administrative
                          technical support for the Company's
                          Cisco VOIP telephony. The
                          administrative support will include
                          voice and voicemail functionality
                          support including forwarding Cisco
                          Voicemail to Company e-mail accounts.

                             (e) Provider shall cause Direct
                          Inward Dial to be available to the
                          Company for the Company's Cisco VOIP
                          telephony and Provider shall assist
                          with the transfer of the telephony
                          system to the Company's network
                          after the Company's network is
                          installed.

                          2. SharePoint Services. Provider
                          shall provide the following
                          SharePoint services: Provider will
                          cause its SharePoint system to be
                          available for the Company's use,
                          will provide backup services for
                          SharePoint data, and will provide
                          necessary support services to
                          maintain the SharePoint system, up
                          to a maximum Work Capacity of 50%
                          FTE per month.

                          3. Support. To support the network
                          services and SharePoint services,
                          Provider will cause to be provided
                          (i) IT support by Provider's
                          employees with expertise in IT
                          support, including incident
                          management and service desk support
                          and (ii) IT support by the product
                          vendor's specialists to the extent
                          necessary and appropriate. IT
                          support shall be provided, Monday
                          through Friday 8:00 a.m. to 5:00
                          p.m. local time. Emergency coverage
                          shall be available twenty-four hours
                          a day, seven-days a week by cell
                          phone. The IT support service
                          providers shall always have at hand
                          all the required tools to provide
                          remote support from the locations
                          they take calls for extended
                          coverage. All such IT support will
                          be performed in same manner and

               using the same degree of diligence and care as Provider normally uses to provide such IT support for its own similar operations and processing.

               4. Security: As applicable, Provider shall implement security safeguards and protocols to ensure access to all systems, information and data related to Company and the BP Biofuels Subsidiaries is limited to only employees or agents of Company and the BP Biofuels
               Subsidiaries. As applicable, Provider shall ensure that all systems, information and data of the Company and the BP Biofuels Subsidiaries are kept secure and confidential in the same manner, and using the same degree of care and diligence, as Provider normally uses to safeguard its own similar systems, information and data.

Service Fees:  [...***...]                                             *


                                  SCHEDULE D

                     Jennings Premises Services

Provider Representative:  [...***...]                                *
                          [...***...]                                *
                          [...***...]                                *

Location of Services:     Jennings Premises.

Description of Service:

Engineering Consulting Services: Provider shall arrange to provide engineering consulting services regarding Jennings Capex Work as the Company may request, up to a maximum Work Capacity of 100% FTE per month for one month.

Provider Designee: [...***...]
                                                                     *
Service Termination Date: September 30, 2010.

Service Fee: [...***...]                                             *

Engineering Support Services: Provider shall arrange to provide engineering support services for Jennings Capex Work as the Company may request, up to a maximum Work Capacity of 300% FTE per month.

Provider Designees: [...***...]

Service Termination Date: September 30, 2010.

Service Fee: [...***...]                                             *

Manufacturing Support for Jennings Operations: Provider shall arrange for the Provider Designee(s) to provide, at the Company's request, technical consulting services in connection with the Company's provision of manufacturing and technical service support to its Jennings operations with regards to process development at scale, process trouble shooting, and process improvement at scale.
Provider shall provide such services up to a maximum Work Capacity of 25% FTE per month.

Provider Designee(s): [...***...]                                    *

Service Termination Date: [...***...]                                *

Service Fee: [...***...]                                             *

Agriculture Development Services: Provider shall arrange for the Provider Designee to provide technical consulting and assistance with, among other things, work associated with feedstock supply at the Jennings facility and farm development at the Company's project in Highlands, Florida. Provider shall provide such services up to a maximum Work Capacity of 100% FTE per month.

Provider Designee: David Agneta
                                                                     *
Service Termination Date: [...***...]
                                                                     *
Service Fee: [...***...]
                                                                     *

                                  SCHEDULE E

                 Technical Consulting Services

Provider                 [...***...]                                 *
Representative:          [...***...]                                 *
                         [...***...]                                 *

Location of Services:    San Diego Premises.

Service Termination      August 31, 2012 unless specified below
Date:

Description of Services: At the Company's request, Provider shall provide such technical consulting services as the Company shall specify. Requests shall be submitted, no later than during the facility operations meeting held during the week prior to the week for which the technical consulting services are requested. Provider shall use reasonable efforts but shall not be responsible for assuring that the requested services will be made available. Provider shall provide such services (by employees designated by Provider to provide such services) up to the following limitations on hours:

   2010: up to 4 hours per week

   2011: up to 3 hours per week

   2012: up to 2 hours per week.

Service Fee:

   2010: [...***...]                                                 *

   2011: [...***...]                                                 *

   2012: [...***...]                                                 *

Bioinformatics Consulting Services

At the Company's request, Provider shall provide such bioinformatics services as the Company shall specify. Supported systems shall include but are not limited to bioinformatics systems such as SciLect, ADAMAS, Symphony, Reporting Services,
Speed Database, Automation Systems, and the Shipping Request
System. Provider shall provide such services (by employees designated from Designee list below to provide such services) up to the following limitations:

   Up to 50% FTE per month through September 30, 2010

   Up to 25% FTE per month from October 1, 2010 through
   February 28, 2011

Provider Designee(s): [...***...]

Service Termination Date: February 28, 2011
                                                                     *
Service Fee: [...***...]
                                                                     *

                                  SCHEDULE F

                 Intellectual Property Transition Services

  Provider Representative:  Name: [...***...]                             *
                            Phone: [...***...]                            *
                            Email: [...***...]                            *

  Location of Services:     San Diego Premises.

  Service Term:             12 months

  Provider Designee:        Verenium IP Department Personnel

  Permitted Access:

  Any access by the Provider's consultants to the Company's premises required for the performance of consultation services constitutes
  'Permitted Access' as defined in section 23 of the agreement.

  Description of Services: Upon the Company's request, Provider will cause the Provider Designee to provide intellectual property transition services up to a maximum Work Capacity of 75% FTE per month for the first twelve (12) months of the Service Term, including but not limited to the following services:

      .     Preparing and filing assignments relating to transferred
         assets;

      .     Preparing and filing powers of attorney and/or change of
         address forms relating to transferred assets;

      .     Notifying domestic and/or foreign agents of the transfer of
         IP assets to the Company;

      .     Verifying the name of the legal entity holding IP assets to be transferred to the Company and making assignment corrections as appropriate;

      .     Performing diligence and follow-up to ensure that all
         maintenance fees and annuities are paid by Provider through the third quarter and facilitating the process of transferring responsibility for payment of maintenance fees and annuities to the Company;

      .     Performing diligence and follow-up to ensure that all agents fees and taxes have been received and paid through closing;

      .     Facilitating the transfer of all invention disclosure IP
         assets to be transferred to the Company (including related notes, files, and related notebooks);

      .     Facilitating the transfer of all files - electronic and
         physical (paper) - as requested by the Company, including a CD of any and all sequence listings for patents and patent
         applications filed within transferred IP assets;

      .     Facilitating the convergence of Provider's CPI data base
         with the Company's CPI data base with respect to the
         transferred IP assets;

      .     Being available for and providing phone assistance to the
         Company docket and legal staff facilitating the transition process;

      .     Facilitating meetings in San Diego between the Company
         docket and legal staff regarding the transition process;

      .     Providing phone assistance and historical context to
         attorneys assuming control of transferred IP assets in the prosecution of those IP assets and the filing of other related patent applications; and

      .     Providing services and assistance relating to the various IP and technology data bases to which you have knowledge,
         including but not limited to, [...***...].

      .     Providing training, support, and preparing instructional      *
         documentation for Company IP staff who will be assuming the future IP interface role with the various IP and technology

          databases to which you have knowledge,                                                               *
       including [...***...];

    .     Preparing and/or filing:

       .     Responses to domestic and/or foreign
          patent office matters; and

       .     Patent applications, such as new
          applications, provisionals,
          non-provisionals, PCTs, national phase
          entries, etc., for certain IP assets to be
          transferred to the Company:

    .     Assisting in any freedom to operate and/or
       clearance matters as needed, particularly
       related to IP assets to be transferred and
       including appropriate interface with the
       [...***...] databases;

    .     Informing the Company of any IP related
       issues that emerge and that the Company should
       be aware of as they emerge and providing
       assistance as appropriate; and

    .     Paying annuities and maintenance fees for
       all BP related patent cases (fully reimbursed
       to V2 by BP for payments made for September
       2010 on-ward).

Service Fee: [...***...]

Monthly Cost Charge: [...***...]

                                  APPENDIX 1

                             CHANGE ORDER REQUEST

Date: __________________, 20__

Change Order Request Number:__________

_______________ (the "Requesting Party") hereby submits this Change Order Request to _____________ (the "Other Party") pursuant to Section 4(b) of the Transition Services Agreement, dated as of [__________], 2010 (the "Agreement"), between the Requesting Party and the Other Party.

This Change Order Request pertains to the following (check one):

    [_]Modified Services, as set forth in Schedule 1 hereto.

    [_]Termination of Services, as set forth in Schedule 1 hereto.

    [_]Additional Services, as set forth in Schedule 1 hereto.

The Requesting Party requests that the Other Party approve this Change Order Request by signing in the designated space below. Upon the Other Party's approval of this Change Order Request, the Modified Services or Additional Services covered by this Change Order Request, as applicable, shall become "Services" under the Agreement and the attached Schedule 1 shall become a "Service Schedule" to the Agreement, in each case, subject to the terms and conditions set forth therein.

                                          Submitted by Requesting Party:

                                          --------------------------------------

                                          By:
                                                  ------------------------------
                                          Name:
                                                  ------------------------------
                                          Title:
                                                  ------------------------------

Approved by the Other Party:
on _______________, 20__:

----------------------------------

By:
        --------------------------
Name:
        --------------------------
Title:
        --------------------------

                                                                  SCHEDULE 1 to
                                                  Change Order Request No. ____

         FORM OF SCHEDULE FOR MODIFIED SERVICES OR ADDITIONAL SERVICES

                                   Services

                       Provider                  Name:
                       Representative:           Phone:
                                                 Email:

                       Service Term:

                       Location of Services:

                       Description of Services:

                       Service Fees: